FREE WRITING PROSPECTUS FILED PURSUANT TO RULE 433 REGISTRATION FILE NO.: 333-257737-05

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-257737) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, Barclays Capital Inc., SG Americas Securities LLC, UBS Securities LLC, BMO Capital Markets Corp., KeyBanc Capital Markets Inc., Drexel Hamilton, LLC, Bancroft Capital, LLC or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-603-5847.

The information in this file (the “File”) does not contain all information that is required to be included in the prospectus. This File should be reviewed only in conjunction with the entire prospectus. Prospective investors are advised to read carefully, and should rely on, the prospectus relating to the certificates referred to herein in making their investment decision. The information in this File should not be viewed as projections, forecasts, predictions or opinions with respect to value.

The information in this File is preliminary and may be amended and/or supplemented prior to the time of sale. The information in this File supersedes any contrary information contained in any prior File relating to the certificates and will be superseded by any contrary information contained in any subsequent File prior to the time of sale.

The securities related to this File are being offered when, as and if issued. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy such securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted. Such securities do not represent an interest in or obligation of the depositor, the sponsors, the originators, the master servicer, the special servicers, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the controlling class representative, the risk retention consultation party, the companion loan holders (or their representatives), the underwriters or any of their respective affiliates. Neither such securities nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or private insurer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

EXHIBIT C

BORROWER REPRESENTATIONS AND WARRANTIES

All capitalized terms used in this Exhibit C that are not defined in this Memorandum have the meanings ascribed to such terms in the Park West Village Loan Agreement.

The Borrower made the following representations and warranties in the Park West Village Mortgage Loan Agreement as to itself and the Park West Village Mortgaged Property. These representations and warranties were made at the time the Park West Village Mortgage Loan was originated and there can be no assurance that such representations and warranties are true and correct as of the date of this Memorandum.

1.             Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the business in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Mortgaged Property. The ownership interests of Borrower are as set forth on the organizational chart attached to the Park West Village Loan Agreement as Schedule III. Borrower (a) has complied in all respects with its certificate of incorporation, bylaws, limited partnership agreement, articles of organization and limited liability company operating agreement, as applicable; (b) has maintained complete books and records and bank accounts separate from those of its Affiliates; (c) has obeyed all formalities required to maintain its status as, and at all times has held itself out to the public as, a legal entity separate and distinct from any other entity (including, but not limited to, any Affiliate thereof); and (d) has all requisite power and authority to conduct its business and to own its property, as now conducted or owned, and as contemplated by the Park West Village Loan Agreement, including, without limitation, the power and authority to do business in the state in which the Mortgaged Property is located. The signatory of each Borrower to Park West Village Loan Agreement has all necessary power, authority and legal right to execute on said Borrower’s behalf the Park West Village Loan Agreement, the Note and the Park West Village Loan Documents to which Borrower is a party. Guarantor has the necessary power, authority and legal right to execute, deliver and perform its obligations under the Guaranty, the Carry Guaranty and the Environmental Indemnity.

2.             Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of the Park West Village Loan Agreement and the Park West Village Loan Documents. The Park West Village Loan Agreement and the other Park West Village Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.             No Conflicts. The execution, delivery and performance of the Park West Village Loan Agreement and the Park West Village Loan Documents by Borrower and/or Guarantor, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Park West Village Loan Documents) upon any of the Mortgaged Property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any Legal Requirements of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by

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Borrower and/or Guarantor, as applicable, of the Park West Village Loan Agreement or any other Park West Village Loan Documents has been obtained and is in full force and effect.

4.             Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened against or affecting Borrower, Guarantor, Principal, any Affiliate of the foregoing or the Mortgaged Property, which actions, suits or proceedings, if determined against Borrower, Guarantor, Principal any Affiliate of the foregoing or the Mortgaged Property, is reasonably likely to materially adversely affect the condition (financial or otherwise) or business of Borrower, Guarantor, Principal, any Affiliate of the foregoing or the condition or ownership of the Mortgaged Property.

5.             Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to materially and adversely affect Borrower or the Mortgaged Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Mortgaged Property are bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Mortgaged Property is otherwise bound, other than (a) any obligations incurred in the ordinary course of the operation of the Mortgaged Property as permitted pursuant to clause (s) of the definition of “Special Purpose Entity” set forth in the Park West Village Loan Agreement, and (b) the obligations under the Park West Village Loan Documents.

6.             Title. Borrower has good and insurable fee simple title to the real property comprising part of the Mortgaged Property and good title to the balance of the Mortgaged Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Park West Village Loan Documents and the Liens created by the Park West Village Loan Documents. The Mortgaged Property is “single asset real estate” as defined in 11 U.S.C. §101(51B) and pursuant to 11 U.S.C. §362(d)(3). The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Mortgaged Property (as currently used) or Borrower’s ability to repay the Park West Village Whole Loan. The Security Instrument and the Assignment of Leases, when properly recorded in the appropriate records, together with any UCC-1 financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Mortgaged Property, subject only to Permitted Encumbrances and the Liens created by the Park West Village Loan Documents, and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Park West Village Loan Documents and the Liens created by the Park West Village Loan Documents. There are no claims for payment for work, labor or materials affecting the Mortgaged Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Park West Village Loan Documents.

7.             Solvency. Borrower has (a) not entered into the transaction contemplated by the Park West Village Loan Agreement or executed the Note, the Park West Village Loan Agreement or any other Park West Village Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Park West Village Loan Documents. After giving effect to the Park West Village Whole Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Park West Village Whole Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. In Borrower’s reasonable judgment, the fair saleable value of Borrower’s assets is and will, immediately following the making of the Park West Village Whole Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Park West Village Whole Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower

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and the amounts to be payable on or in respect of the obligations of Borrower). No Bankruptcy Action exists against Borrower or any Principal, and neither Borrower nor Principal has ever been a party to a Bankruptcy Action. Neither Borrower nor Principal is contemplating either a Bankruptcy Action or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any petition against it or any Principal.

8.             Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower in the Park West Village Loan Agreement or in any of the other Park West Village Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which is reasonably likely to adversely affect, the Mortgaged Property or the business, operations or condition (financial or otherwise) of Borrower or Guarantor.

9.             No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. Compliance by Borrower and Guarantor with the provisions of the Park West Village Loan Agreement will not involve any Prohibited Transaction. Neither Guarantor nor Borrower has any pension, profit sharing, stock option, insurance or other arrangement or plan for employees covered by Title IV of ERISA, and no “Reportable Event” as defined in ERISA has occurred and is now continuing with respect to any such plan. The performance by Borrower of its obligations under the Park West Village Loan Documents and Borrower’s conducting of its operations do not violate any provisions of ERISA. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA, (b) transactions by or with Borrower are not subject to any state statute or regulation regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by the Park West Village Loan Agreement, and (c) none of Borrower, Guarantor or ERISA Affiliate is at the Park West Village Loan Origination Date, or has been at any time within the two years preceding the Park West Village Loan Origination Date, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan; and none of Borrower, Guarantor or any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as disclosed to the Lender in writing.

10.          Compliance. Except as set forth in the Physical Condition Report and any Environmental Report, Borrower and the Mortgaged Property (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Mortgaged Property, any act or omission affording any Governmental Authority the right of forfeiture as against the Mortgaged Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Park West Village Loan Documents. Neither the Improvements as constructed, nor the use of the Mortgaged Property by Tenants under the Leases and the contemplated accessory uses, will violate (a) any Legal Requirements (including subdivision, zoning, building, environmental protection and wetland protection Legal Requirements), or (b) any building permits, restrictions or records, or agreements affecting the Mortgaged Property or any part thereof. Except as set forth in the Physical Condition Report and any Environmental Report, the zoning authorizations, approvals or variances nor any other right to construct or to use the Mortgaged Property is to any extent dependent upon or related to any real estate other than the Mortgaged Property.

11.          Financial Information. All financial data with respect to the Mortgaged Property and Guarantor, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender by or on behalf of Borrower in connection with the Park West Village Whole Loan (a) are true, complete and correct in all material respects as of the date of such material, (b)

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accurately represent the financial condition of the Mortgaged Property and Guarantor as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with the federal income tax basis method of accounting, consistently applied (or such other accounting basis acceptable to Lender) throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Change on the Mortgaged Property or the operation thereof as a mixed use building, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no Material Adverse Change in the financial condition, operation or business of Borrower or Guarantor from that set forth in said financial statements.

12.          Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Mortgaged Property or for the relocation of any roadway providing access to the Mortgaged Property.

13.          Federal Reserve Regulations. No part of the proceeds of the Park West Village Whole Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of the Park West Village Loan Agreement or the other Park West Village Loan Documents.

14.          Utilities and Public Access. The Mortgaged Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Mortgaged Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Mortgaged Property are located either in the public right-of-way abutting the Mortgaged Property (which are connected so as to serve the Mortgaged Property without passing over other property) or in recorded easements serving the Mortgaged Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Mortgaged Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities. There is no on-site sewage disposal system and the Mortgaged Property is served by a sewer system maintained by a Governmental Authority or property owners association.

15.          Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

16.          Separate Lots. The Mortgaged Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Mortgaged Property.

17.          Assessments. To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Mortgaged Property, nor are there any contemplated improvements to the Mortgaged Property that may, to Borrower’s knowledge, result in such special or other assessments.

18.          Enforceability. The Park West Village Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Park West Village Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Park West Village Loan Documents, or the exercise of any right thereunder, render the Park West Village Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and Borrower and Guarantor have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

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19.          No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

20.          Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies, with all premiums paid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in the Park West Village Loan Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policies, and to Borrower’s best knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such Policies.

21.          Use of Property. The Mortgaged Property is used exclusively as a mixed-use building and other appurtenant and related uses.

22.          Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, temporary or final certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Mortgaged Property as a mixed-use building (collectively, the “Licenses”), have been obtained and valid and in full force and effect. Borrower shall keep and maintain all Licenses necessary for the operation of the Mortgaged Property as a mixed-use building. The use being made of the Mortgaged Property is in conformity with the certificate of occupancy issued for the Mortgaged Property and all such Licenses.

23.          Flood Zone. None of the Improvements on the Mortgaged Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Park West Village Loan Agreement is in full force and effect with respect to the Mortgaged Property.

24.          Physical Condition. Except as disclosed to Lender in the Mortgaged Property Condition Report, , to Borrower’s knowledge, the Mortgaged Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components thereof are in good condition, order and repair in all material respects. Except as disclosed to Lender in the Mortgaged Property Condition Report, to Borrower’s knowledge, there exists no structural or other material defects or damages in the Mortgaged Property, whether latent or otherwise, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Mortgaged Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

25.          Boundaries. Except as disclosed on the final Survey for the Mortgaged Property delivered to Lender prior to the closing of the Park West Village Whole Loan, all of the Improvements which were included in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property, and no easements or other encumbrances upon the Mortgaged Property encroach upon any of the Improvements, so as to adversely affect the value or marketability of the Mortgaged Property except those easements or other encumbrances with respect to which the Title Insurance Policy insures against any losses resulting therefrom.

26.          Leases. The Mortgaged Property is not subject to any Leases other than the Leases described on the rent roll attached to the Park West Village Loan Agreement at Schedule I. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Mortgaged Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and to Borrower’s best knowledge, there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder except as set forth on the rent roll attached to the Park West Village Loan Agreement at Schedule I. The copies of the Leases and any related guaranty (including all

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amendments thereto) delivered to Lender are accurate, true and complete, and there are no oral agreements with respect thereto. No Rent (other than security deposits, if any, listed on Schedule I attached to the Park West Village Loan Agreement) has been paid more than one (1) month in advance of its due date. Except as disclosed to Lender in writing prior to the closing of the Park West Village Whole Loan, all work to be performed by the landlord under each Lease has been performed as required in such Lease and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by the landlord under such Lease to any Tenant has already been received by such Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. Except as listed on Schedule I attached to the Park West Village Loan Agreement, to the actual knowledge of Borrower, no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the Mortgaged Property of which the leased premises are a part. Except as listed on Schedule VI attached to the Park West Village Loan Agreement, no commercial Tenant under any Lease has any right or option for additional space in the Improvements.

27.          Survey. The Survey for the Mortgaged Property delivered to Lender in connection with the Park West Village Loan Agreement has been prepared by a professional and properly licensed land surveyor in accordance with the 2016 Minimum Detail Requirements for ALTA/NSPS Land Title Surveys as jointly established and adopted by ALTA and NSPS. The Survey reflects the same legal description contained in the Title Insurance Policy and includes, among other things, a metes and bounds description of the real property comprising part of the Mortgaged Property reasonably satisfactory to Lender. The surveyor’s seal is affixed to the Survey and the surveyor provided a certification for the Survey in form and substance acceptable to Lender and does not, to Borrower’s knowledge, fail to reflect any material matter affecting the Mortgaged Property or the title thereto.

28.          Principal Place of Business; State of Organization. Borrower’s principal place of business as of the Park West Village Origination Date is the address set forth in the introductory paragraph of the Park West Village Loan Agreement. The Chetrit Borrower is organized under the laws of the State of Delaware and its organizational identification number is 6603041. The Stellar Borrower is organized under the laws of the State of Delaware and its organizational identification number is 6603055.

29.          Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Mortgaged Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Park West Village Loan Documents, including, without limitation, the Security Instrument, have been paid or are being paid simultaneously herewith.

30.          Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that Borrower is, shall be and shall continue to be a Special Purpose Entity.

(b)   The representations, warranties and covenants set forth in this Section shall survive for so long as any amount remains payable to Lender under the Park West Village Loan Agreement or any Park West Village Loan Document.

(c)   Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all material respects, and Borrower and Principal will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency

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Opinion. Each Affiliate of Borrower with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with the Park West Village Loan Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(d)   Borrower covenants and agrees that Borrower shall provide Lender with fifteen (15) days’ prior written notice prior to the removal of an Independent Director of any of Borrower and/or Principal. Additionally, Borrower covenants and agrees that its organizational documents, or those of its Principal, which contains the requirement of having an Independent Director, will provide that no Independent Director of Borrower and/or Principal may be removed or replaced without Cause and unless Borrower provides Lender with not less than fifteen (15) days’ prior written notice of (a) any proposed removal of an Independent Director together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director.

(e)   Borrower covenants and agrees that its organizational documents, or those of its Principal, which contains the requirement of having an Independent Director, will also provide substantially the following language: “To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Director shall consider only the interests of the Borrower, including its respective creditors, in acting or otherwise voting on Bankruptcy Actions or Material Actions, as applicable. Except for duties to the Borrower as set forth in the immediately preceding sentence (including duties to the Member and the Borrower’s creditors solely to the extent of their respective economic interests in the Borrower but excluding (i) all other interests of the Member, (ii) the interests of other Affiliates of the Borrower, and (iii) the interests of any group of Affiliates of which the Borrower is a part), the Independent Director shall not have any fiduciary duties to the Member or any other Person bound by the Park West Village Loan Agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.”

31.          Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Management Agreement was entered into on commercially reasonable terms no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

32.          Illegal Activity. No portion of the Mortgaged Property has been or will be purchased with proceeds of any illegal activity.

33.          No Change in Facts or Circumstances; Disclosure. All information submitted by Borrower or Guarantor to Lender including, but not limited to, all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Park West Village Whole Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower or Guarantor in the Park West Village Loan Agreement or in any Park West Village Loan Document, are accurate, complete and correct in all material respects as of the date made. There has been no Material Adverse Change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Mortgaged Property or the business operations and/or the financial condition of Borrower or Guarantor. Borrower and Guarantor have disclosed to Lender all material facts and have not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

34.          Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding

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Company Act of 2005, as amended; or (c) subject to any other Federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

35.          Embargoed Person. As of the Park West Village Origination Date and at all times throughout the term of the Park West Village Whole Loan, including after giving effect to any Transfers permitted pursuant to the Park West Village Loan Documents, (a) none of the funds or other assets of Borrower, Principal and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Principal or Guarantor, as applicable, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Park West Village Whole Loan is in violation of law; and (c) none of the funds of Borrower, Principal or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Park West Village Whole Loan is in violation of law.

36.          Cash Management Account. (a) The Park West Village Loan Agreement, together with the other Park West Village Loan Documents, creates a valid and continuing security interest (as defined in the UCC) in the Clearing Account and Cash Management Account in favor of Lender, as and when each such account may be established, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Park West Village Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed its interest in the Clearing Account and Cash Management Account;

(b)   Each of the Clearing Account and Cash Management Account shall constitute a “deposit account” within the meaning of the UCC;

(c)   Pursuant and subject to the terms of the Park West Village Loan Agreement and of the other Park West Village Loan Documents, Borrower agrees that the Clearing Bank shall comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Clearing Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;

(d)   The Clearing Account and Cash Management Account shall not be held in the name of any Person other than Borrower, as pledgor, for the benefit of Lender, as secured party; and

(e)   The Mortgaged Property is not subject to any cash management system (other than pursuant to the Park West Village Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the Park West Village Origination Date.

37.          Filing of Returns. Borrower, Principal and Guarantor have filed all Federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and have paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those being contested in good faith. Borrower and Guarantor have each established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by sound accounting principles consistently applied. None of Borrower, Principal or Guarantor knows of any proposed assessment for additional Federal, foreign or state taxes for any period, or of any basis therefor, that, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as such Person has made, could reasonably be expected to cause a Material Adverse Change with respect to Borrower, Guarantor or the Mortgaged Property.

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38.          Tenant in Common Agreement.

(a)   Each party obligated hereunder as “Borrower” is a party to the Tenant in Common Agreement. The Tenant in Common Agreement has been duly executed by each party thereto (each, a “Tenant in Common”). The Tenant in Common Agreement (x) is in full force and effect, (y) has not been modified or amended, (z) has been duly executed by each party thereto and constitutes the legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with its terms.

(b)   There are no defaults under the Tenant in Common Agreement on the part of any Borrower, and no event has occurred, which with the passage of time, the giving of notice, or both, would constitute a default under the Tenant in Common Agreement on the part of any Borrower.

(c)   The Tenant in Common Agreement provides that so long as the Park West Village Whole Loan or any portion thereof is outstanding, each Tenant in Common agrees that it will not seek or be entitled to seek and obtain a partition of all or any part of the Mortgaged Property without first obtaining the prior written consent of Lender, and each Tenant in Common expressly waives any right it may have to partition the Mortgaged Property or any part thereof.

(d)   The Tenant in Common Agreement provides that each Tenant in Common agrees that the Tenant in Common Agreement, and all rights and privileges and remedies of each Tenant in Common thereunder, including without limitation, any rights of first refusal, purchase options or other similar rights under the Tenant in Common Agreement, are subject and subordinate to the Security Instrument and the other Park West Village Loan Documents and the Liens created thereby, and to all rights of the Lender thereunder.

(e)   The Tenant in Common Agreement provides that no party thereunder may exercise any remedy provided for therein (including any rights of indemnification) against any other party for as long as the Park West Village Whole Loan (or any portion thereof) is outstanding.

(f)    The Tenant in Common Agreement provides that each Tenant in Common waives, for so long as the Park West Village Whole Loan (or any portion thereof) is outstanding, any lien rights, whether statutory or otherwise, that it may have against the co-tenancy interest of any other Tenant in Common.

(g)   The Tenant in Common Agreement provides that for so long as the Park West Village Whole Loan (or any portion thereof) is outstanding, Lender shall be a third party beneficiary of the Tenant in Common Agreement.

(h)   A memorandum of the Tenant in Common Agreement shall be duly recorded prior to the Security Instrument in the applicable land records of the jurisdiction in which the Mortgaged Property is located.

39.          Securities Laws Compliance. No Legal Requirements have been violated in connections with the issuing, selling, transferring or marketing of tenancy in common interests. Without limiting the foregoing, no Borrower nor any of their Affiliates has made any material untrue statement in any offering memorandum or other offering materials provided to prospective investors in connection with any potential investment in any such tenancy in common interest or has omitted any material fact or information from any such materials.

40.          Violations.

(a)   To Borrower’s knowledge, there are no outstanding municipal violations with respect to the Properties except as set forth on Schedule V attached to the Park West Village Loan Agreement (collectively, the “Violations”).

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41.          Residential Apartments Status and Leases. To the best of Borrower’s knowledge, except as otherwise disclosed to Lender in writing prior to the Park West Village Origination Date, there are no proceedings with any Tenant or other occupant of the Mortgaged Property presently pending or threatened before the New York State Division of Housing and Community Renewal (“DHCR”), or any other Governmental Authority or any New York City or New York State Court (each, a “Court”), in which a Tenant or other occupant of the Mortgaged Property has alleged an overcharge of rent, diminution of services or similar grievance, or asserted a claim of succession or to rent-regulated rights, or in which Borrower (and/or previous owners of the Mortgaged Property) is otherwise a party (other than usual landlord/tenant non-payment or holdover proceedings), and to the best of Borrower’s knowledge, there are no outstanding orders of DHCR, or any other Governmental Authority or any Court, that have not been complied with by Borrower (and/or previous owners of the Mortgaged Property). Borrower has and to Borrower’s knowledge, all previous owners of the Mortgaged Property have (i) complied with all filing, notice and other Legal Requirements, including the submission of all relevant Rent Registration Filings, and for any major capital improvement, individual apartment improvement or any other rent increases; (ii) complied with all filing, notice and other Legal Requirements necessary for the permanent deregulation of any apartment that has at any time been subject to rent stabilization and is set forth on the rent roll delivered to Lender in connection with the closing of the Park West Village Whole Loan, as an unregulated, market-rate apartment; and (iii) satisfied all Legal Requirements necessary for the temporary exemption from rent regulation of any apartment for which such an exemption is presently claimed based on its occupancy by an employee. To the best of Borrower’s knowledge, the rents collected from the rent regulated Leases did not, prior to the Park West Village Origination Date, exceed, in the aggregate, the maximum legal rent applicable thereto and do not continue to exceed the maximum legal rent applicable thereto. To the best of Borrower’s knowledge, there are no pending harassment proceedings with respect to any of the Leases before any Governmental Authority or any Court. To the best of Borrower’s knowledge, in the past twelve (12) months, there has been no organized rent strike or joint action by tenant groups to withhold rent from Borrower and neither Borrower nor to the best of Borrower’s knowledge, previous owners of the Mortgaged Property have entered into any agreement or stipulation with any tenant or tenant group regarding the Mortgaged Property. To the best of Borrower’s knowledge, there are no outstanding orders of DHCR, or any other Governmental Authority that have not been complied with by Borrower (and/or previous owners of the Mortgaged Property).

42.          Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth above and elsewhere in the Park West Village Loan Agreement and in the Park West Village Loan Documents shall survive for so long as the Obligations remains owing to Lender under the Park West Village Loan Agreement or any of the other Park West Village Loan Documents by Borrower. All representations, warranties, covenants and agreements made in the Park West Village Loan Agreement or in the other Park West Village Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

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EXHIBIT D

EXCEPTIONS TO THE BORROWER REPRESENTATIONS AND WARRANTIES

None.

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